Exhibit 99.1

Kopin Reports Fourth-Quarter and Full-Year 2008 Financial Results

  Military Display Products Drive Record Annual Revenue of $114.8 Million
  2008 Operating Income Improves to $4.9 Million
  Kopin Concludes 2008 with $100.0 Million in Cash and Marketable Securities, No Long-term Debt
  Company Delivers Full-Year Profit of $2.6 Million; EPS of $0.04
  Full-Year Gross Margin Improves by 1100 Basis Points

TAUNTON, Mass.--(BUSINESS WIRE)--March 5, 2009--Kopin Corporation (NASDAQ: KOPN) today reported financial results for the three and 12 months ended December 27, 2008.

“We posted record top-line results in 2008, paced by strong sales of military display products,” said Dr. John C.C. Fan, Kopin’s president and chief executive officer. “Display revenues from military applications increased more than 130% for the year and 150% in the fourth quarter compared with 2007’s fourth quarter, driven by our participation in programs to produce advanced soldier systems including Thermal Weapon Sights and Enhanced Night Vision Goggles. We are continuing to ramp up production of these systems in 2009.”

“Our III-V product line grew modestly in 2008, despite the effects of the economic downturn on the wireless handset market,” Dr. Fan said. “An unyielding focus on high-quality manufacturing and technology innovation has enabled Kopin to extend its reputation as the world’s leading supplier of III-V products to the wireless integrated circuit market. We are continuing to raise the bar with new performance standards and advanced technologies that we believe will serve us well in the quarters ahead.”

Financial Highlights

Total revenues for the fourth quarter of 2008 grew approximately 1% to $29.1 million from $28.9 million for the comparable period of 2007. For the year ended December 27, 2008, total revenues increased approximately 17% to a record $114.8 million, consistent with the Company’s guidance of $105 million to $115 million, from $98.1 million for the same period of 2007. Reflecting higher sales of military displays, gross margin for the fourth quarter of 2008 improved to 27.8% of net product revenues, compared with 20.0% for the same period of 2007. For 2008, the gross margin was 27.5% of net product revenues, compared with 16.5% in 2007.

Display revenues increased approximately 9% to $18.2 million for the fourth quarter of 2008 from $16.7 million for the fourth quarter of 2007. For the 12 months ended December 27, 2008, display revenues increased approximately 24% to $67.8 million from $54.6 million for the same period of 2007. The increase in display revenues from military products and lower display revenues from consumer electronics applications resulted from Kopin’s previously announced strategy to reduce emphasis on sales of lower-margin digital still cameras and camcorders and focus on higher-margin military and certain consumer electronic applications.

The following table reflects Kopin’s CyberDisplay revenues by product category:

($ in millions)	Three Months Ended		12 Months Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Military Applications	$12.3	$4.9	$36.8	$15.8
Consumer Electronics Applications	3.3	8.7	18.1	29.3
Eyewear Applications	0.8	1.9	6.4	6.3
Research & Development	1.8	1.3	6.5	3.2
Total	$18.2	$16.7	$67.8	$54.6

III-V product revenues declined approximately 11% to $10.9 million in the fourth quarter of 2008 from $12.2 million in the same period of 2007, reflecting deteriorating macroeconomic conditions affecting the wireless handset market. For full-year 2008, revenue from III-V products increased approximately 8% to $47.0 million, compared with $43.6 million for the comparable period of 2007.

Net income for the fourth quarter of 2008 was $1.8 million, or $0.03 per diluted share, compared with net income of $0.3 million, or $0.00 per diluted share, for the fourth quarter of 2007. Significant items for the fourth quarter of 2008 included: a loss of $1.2 million associated with impairment of loans to KTC, a company in which Kopin owns an equity investment; a non-cash impairment charge of approximately $0.8 million related to corporate debt securities; and $0.4 million of gains related to foreign currency fluctuations.

Net income for the 12 months ended December 27, 2008 was $2.6 million, or $0.04 per diluted share, compared with a net loss of $6.6 million, or $0.10 per basic share, for the comparable period of 2007. Significant items for the 12 months ended December 27, 2008 included: a loss of $2.7 million associated with the sale of Kenet; a loss of $1.2 million associated with impairment of loans to KTC; a non-cash impairment charge of $1.3 million related to corporate debt securities; and $2.3 million of gains related to foreign currency fluctuations.

As of December 27, 2008, Kopin had cash and marketable securities of $100.0 million, an increase of approximately $6.7 million from December 29, 2007, and no long-term debt.

Share Repurchase Program

As previously announced, in December 2008 Kopin’s Board of Directors approved a share repurchase program authorizing the Company to purchase up to $15 million of its common stock. The Company plans to buy shares in the open market or through privately negotiated transactions from time to time, subject to market conditions and other factors and in compliance with applicable legal requirements. The plan does not obligate Kopin to acquire any particular amount of common stock, and can be suspended at any time at the Company’s sole discretion.

Business Outlook

Kopin expects revenues from military display products to continue to grow in fiscal year 2009 as part of its strategy of focusing on higher-margin products. However, the global economic slowdown is expected to result in lower revenues from the sale of the Company’s commercial and industrial products. In light of current market conditions, the degree of decline in sales of the Company’s commercial and industrial products is difficult to forecast. Accordingly, Kopin plans to provide guidance later in the year.

“Despite the global economic slowdown, we are delighted that we achieved many of our 2008 objectives. Coming off a year of record revenue we remain optimistic about the opportunities ahead, despite the challenging environment,” Dr. Fan said. “Our military display product line has achieved both operational and financial success, and we look forward to building on those accomplishments in the quarters ahead. The mark of an outstanding company is its ability to turn an economic challenge into an advantage, by continuing its focus on innovation and new product development. We are confident that we can use our established manufacturing expertise, solid base of top-tier customers, strong cash position and relentless technology and product innovation to emerge from this downturn as an even stronger leader in the markets we serve.”

Fourth-Quarter Conference Call

In conjunction with its fourth-quarter 2008 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin’s expectation that: revenues from military display products will continue to grow in fiscal year 2009; the global economic slowdown will result in lower revenues from commercial and industrial products; the Company plans to provide full-year guidance later in 2009; and that Kopin can use its established manufacturing expertise, solid base of top-tier customers, strong cash position and relentless technology and product innovation to emerge from the economic downturn as an even stronger leader in the markets it serves. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that changes in global economic conditions will adversely affect the Company’s business outlook, or that its revenue expectations will turn out to be wrong; manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; the potential that military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the potential that the Company’s military and commercial customers might be unable to ramp production volumes of their products, or that its product forecasts will turn out to be wrong; market acceptance of video eyewear, military systems, cellular phones or other products in which Kopin’s products are integrated; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; potential claims or liability that could arise as a result of the Company’s restatement of its financial statements; potential additional write-downs of the Company’s equity investment; additional charges related to the Company’s investments in other companies, including KTC; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2007, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007

Revenues:
Product revenues	$27,074,532	$27,413,129	$107,581,841	$94,191,465
Research and development revenues	2,017,831	1,515,968	7,223,696	3,957,648
	29,092,363	28,929,097	114,805,537	98,149,113
Expenses:
Cost of product revenues	19,556,295	21,939,098	77,979,570	78,624,626
Research and development	3,119,734	3,298,507	15,974,042	11,457,737
Selling, general and administrative	3,076,034	4,371,843	15,980,362	18,008,967
	25,752,063	29,609,448	109,933,974	108,091,330

Income (loss) from operations	3,340,300	(680,351)	4,871,563	(9,942,217)
Other income and (expense):
Interest and other income	1,158,156	1,211,067	5,670,391	4,629,287
Other expense	(2,141,336)	(138,743)	(5,399,116)	(191,260)
	(983,180)	1,072,324	271,275	4,438,027

Income (loss) before income taxes, minority interest in income of	2,357,120	391,973	5,142,838	(5,504,190)
subsidiary and equity losses in unconsolidated affiliates

Provision for income taxes	17,000	43,708	(792,000)	(465,000)

Income (loss) before minority interest in income of subsidiary	2,374,120	435,681	4,350,838	(5,969,190)
and equity losses in unconsolidated affiliates

Minority interest in income of subsidiary	(86,354)	(79,673)	(683,153)	(312,333)
Equity losses in unconsolidated affiliates	(475,568)	(74,499)	(1,081,205)	(274,577)

Net income (loss)	$1,812,198	$281,509	$2,586,480	$(6,556,100)

Net income (loss) per share:
Basic	$0.03	$0.00	$0.04	$(0.10)
Diluted	$0.03	$0.00	$0.04	$(0.10)

Weighted average number of common shares outstanding:
Basic	68,257,721	67,634,366	67,876,385	67,543,947
Diluted	68,648,400	67,650,264	68,163,758	67,543,947

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and marketable securities	$100,015,991	$93,304,317
Accounts receivable, net	19,604,716	15,127,408
Inventory	13,269,486	16,732,060
Prepaid and other current assets	1,366,968	1,981,958

Total current assets	134,257,161	127,145,743

Equipment and improvements, net	19,359,874	21,927,061
Other assets	6,060,460	11,981,173

Total assets	$159,677,495	$161,053,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,736,996	$12,379,831
Accrued expenses	5,551,156	6,660,720
Billings in excess of revenue earned	3,127,923	173,851

Total current liabilities	17,416,075	19,214,402

Asset retirement obligations	866,965	805,797
Minority interest	2,912,519	3,549,369
Stockholders' equity	138,481,936	137,484,409

Total liabilities and stockholders' equity	$159,677,495	$161,053,977

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com